EXHIBIT 99.1

Contacts

Alnylam Pharmaceuticals, Inc.	Cubist Pharmaceuticals, Inc.
Cynthia Clayton (Investors) 617-551-8207 cclayton@alnylam.com	Eileen C. McIntyre 781-860-8533 eileen.mcintyre@cubist.com

Kathryn Morris (Media) Yates Public Relations 845-635-9828 kathryn@kmorrispr.com	Tara Murphy Weber Shandwick 617-520-7045 TMurphy@WeberShandwick.com

Alnylam and Cubist Announce Complete Data from Phase II Study of ALN-RSV01 in Lung Transplant Patients Naturally Infected with Respiratory Syncytial Virus

– 90 Day Data Confirm ALN-RSV01 Meets Primary Study Objective of Safety and Tolerability –

Cambridge, Mass. and Lexington, Mass., July 20, 2009 – Alnylam Pharmaceuticals, Inc. (Nasdaq: ALNY), a leading RNAi therapeutics company, and Cubist Pharmaceuticals, Inc. (Nasdaq: CBST), an acute care focused therapeutics company, today reported complete data from their Phase II study of ALN-RSV01, an RNAi therapeutic for the treatment of respiratory syncytial virus (RSV) infection.  Data were presented at the BIT Life Science’s 2nd Annual Summit of Antivirals held in Beijing, China from July 18 – 25, 2009.  The Phase II study was a randomized, double-blind study of inhaled ALN-RSV01 or placebo in adult lung transplant patients naturally infected with RSV.  Clinical evaluations at 90 days confirmed that the primary objective of safety and tolerability was achieved.

In the Phase II study, conducted at 11 sites in 4 countries, 24 lung transplant patients with confirmed RSV infection were randomized to receive inhaled ALN-RSV01 (N=16) or placebo (N=8) once daily for three consecutive days.  Overall, the study achieved its primary objective of demonstrating safety and tolerability of ALN-RSV01.  In particular, there were no drug-related serious adverse events or discontinuations, and there were no clinically significant differences in the overall adverse event profile between ALN-RSV01 and placebo.  Importantly, there was no evidence of disease exacerbation related to ALN-RSV01 treatment.  At the 90 day endpoint, all patients survived and the incidence of intubation, new respiratory infection, or acute rejection was comparable across ALN-RSV01 and placebo groups.

In addition, new 90 day clinical data were collected, although the study was not powered for these outcomes due to the small sample size, and they were therefore considered exploratory. Related to these 90 day data, key prospectively defined clinical secondary endpoints included recovery of lung function (forced expiratory volume in the first second, or FEV1) as measured by spirometry and clinical determination of new or progressive bronchiolitis obliterans syndrome, or BOS.  Baseline measurements of FEV1 were obtained from patient records prior to their RSV infection.  In the study, FEV1 measurements were obtained at screening and at day 90 in order to determine the percentage of patients with FEV1 at least 20% below baseline at those time points.  Thirty-eight percent of placebo patients had an FEV1 at least 20% below baseline at day 90 compared to only 14% of ALN-RSV01-treated patients (p=NS).  BOS scoring was based on the decline in FEV1 during the study as well as the physicians’ determination of whether there was a cause other than BOS responsible for a change in FEV1.  In the study, ALN-RSV01 treatment was associated with a statistically significant decrease in the total incidence of new or progressive BOS at 90 days compared to placebo (p=0.02); 50% of placebo patients showed new or progressive BOS as compared with only 7.1% of ALN-RSV01-treated patients.

“We are very pleased with the outcome of this study, which demonstrated for the first time the safety and tolerability of inhaled ALN-RSV01 in naturally infected patients,” said Akshay Vaishnaw, M.D., Ph.D., Senior Vice President, Clinical Research of Alnylam.  “As such, these data provide important de-risking for the advancement of our overall ALN-RSV program.  While the study was not powered for efficacy and is too small to make firm conclusions, we are encouraged by the 90 day clinical endpoint data, including improvement in lung function and a statistically significant reduction in new or progressive BOS in patients receiving ALN-RSV01 as compared with placebo.”

“We are encouraged by these important safety results and other findings in this program in support of the continued advancement of our overall ALN-RSV program,” said Steven C. Gilman, Ph.D., Senior Vice President, Chief Scientific Officer, for Cubist Pharmaceuticals.  “We are in the process of reviewing data from these and other studies related to specific plans for the advancement of our RSV program and look forward to providing further guidance on our specific plans later this year.”

Key 90 day safety and clinical data are provided in the table below:

Day 90 Outcomes: ALN-RSV01 vs. Placebo

Day 90 Outcome	ALN-RSV01 (N=15)	Placebo (N=8)	P-value
Survival	100.0%	100.0%	NS
Intubation	0.0%	0.0%	NS
Acute Rejection	13.3%	12.5%	NS
Respiratory Infections After Day 30	26.7%	12.5%	NS
Patients with FEV1 at least 20% below baseline*
Screening	33.0%	29.0%
Day 90	14.0%	38.0%	NS
Change in BOS from Baseline:
Total New Onset or Progressive	7.1%	50.0%	0.02

*Baseline data are pre-infection FEV1 values for each patient

“The full data set confirms that ALN-RSV01 is safe and well tolerated in a naturally infected patient population with RSV and, specifically, in lung transplant patients,” said Professor Allan Glanville, M.B., B.S., M.D., FRACP, Director of Thoracic Medicine, St. Vincent’s Hospital, Sydney, and Principal Investigator for the trial in Australia.  “RSV infection remains a significant cause of morbidity and even mortality in lung transplant patients due to the potential for severe pneumonia and both acute and chronic lung rejection.  Specifically, RSV infection is linked to the development or progression of BOS, an irreversible disease of the transplanted lung resulting in approximately 50% mortality within three to five years of onset.  Clearly, new medicines for the treatment of RSV infection are greatly needed for these patients.”

The companies plan to evaluate these and additional data from the broader ALN-RSV program, including its second-generation compounds, to determine the optimal development strategy and specific plans for all RSV indications.

Alnylam’s partnership with Cubist is a 50-50 co-development and profit share arrangement in North America, and a milestone- and royalty-bearing license arrangement in the rest of the world outside of Asia, where ALN-RSV is partnered with Kyowa Hakko Kirin.

About RNA Interference (RNAi)

RNAi (RNA interference) is a revolution in biology, representing a breakthrough in understanding how genes are turned on and off in cells, and a completely new approach to drug discovery and development.  Its discovery has been heralded as “a major scientific breakthrough that happens once every decade or so,” and represents one of the most promising and rapidly advancing frontiers in biology and drug discovery today which was awarded the 2006 Nobel Prize for Physiology or Medicine.  RNAi is a natural process of gene silencing that occurs in organisms ranging from plants to mammals.  By harnessing the natural biological process of RNAi occurring in our cells, the creation of a major new class of medicines, known as RNAi therapeutics, is on the horizon.  RNAi therapeutics target the cause of diseases by potently silencing specific messenger RNAs (mRNAs), thereby preventing disease-causing proteins from being made.  RNAi therapeutics have the potential to treat disease and help patients in a fundamentally new way.

About Alnylam Pharmaceuticals

Alnylam is a biopharmaceutical company developing novel therapeutics based on RNA interference, or RNAi.  The company is applying its therapeutic expertise in RNAi to address significant medical needs, many of which cannot effectively be addressed with small molecules or antibodies, the current major classes of drugs.  Alnylam is leading the translation of RNAi as a new class of innovative medicines with peer-reviewed research efforts published in the world’s top scientific journals including Nature, Nature Medicine, and Cell.  The company is leveraging these capabilities to build a broad pipeline of RNAi therapeutics; its most advanced program is in Phase II human clinical trials for the treatment of respiratory syncytial virus (RSV) infection and is partnered with Cubist and Kyowa Hakko Kirin.  In addition, the company is developing RNAi therapeutics for the treatment of a wide range of disease areas, including liver cancers, hypercholesterolemia, Huntington’s disease, and TTR amyloidosis.  The company’s leadership position in fundamental patents, technology, and know-how relating to RNAi has enabled it to form major alliances with leading companies including Medtronic, Novartis, Biogen Idec, Roche, Takeda, Kyowa Hakko Kirin, and Cubist.  To reflect its outlook for key scientific, clinical, and business initiatives, Alnylam established “RNAi 2010” in January 2008 which includes the company’s plan to significantly expand the scope of delivery solutions for RNAi therapeutics, have four or more programs in clinical development, and to form four or more new major business collaborations, all by the end of 2010.  Alnylam and Isis are joint owners of Regulus Therapeutics Inc., a company focused on the discovery, development, and commercialization of microRNA-based therapeutics.  Founded in 2002, Alnylam maintains headquarters in Cambridge, Massachusetts.  For more information, please visit www.alnylam.com.

About Cubist

Cubist Pharmaceuticals, Inc. is a biopharmaceutical company focused on the research, development, and commercialization of pharmaceutical products that address unmet medical needs in the acute care environment. In the U.S., Cubist markets CUBICIN® (daptomycin for injection), the first antibiotic in a new class of anti-infectives called lipopeptides. In July 2008, Cubist began promoting MERREM® I.V. (meropenem for injection) in the United States.  MERREM is an established broad spectrum antibiotic developed by AstraZeneca. The Cubist product pipeline includes ecallantide, a recombinant human protein in Phase 2 clinical trials — CONSERV™-1 and CONSERV™-2 — for the reduction of blood loss during cardiac surgery, and two Phase 1 programs that address unmet medical needs, one in CDAD (Clostridium difficile-associated diarrhea) and the other in multi-drug resistant (MDR) Gram-negative infections. In addition, the Company, in collaboration with Alnylam Pharmaceuticals, Inc. (Cambridge, MA), has a pre-IND and a Phase 2 program underway in novel treatments for respiratory syncytial virus infections using Alnylam’s RNA-interference technology. Cubist is headquartered in Lexington, MA. Additional information can be found at Cubist’s web site at www.cubist.com.

Alnylam Forward-Looking Statements

Various statements in this release concerning Alnylam’s future expectations, plans and prospects, including without limitation statements concerning the timing and scope of clinical trials and studies, the need for novel RSV therapeutics, and its views with respect to the potential for RNAi therapeutics, including ALN-RSV01, constitute forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995.  Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including risks related to: the difficulty drawing conclusions from the small sample size of patients in the Phase II study described in this press release; the difficulty drawing conclusions in light of the confounding differences in certain baseline characteristics between those patients taking ALN-RSV01 and those patients taking placebo; Alnylam’s approach to discover and develop novel drugs, which is unproven and may never lead to marketable products, including ALN-RSV01 or any successor product thereto; obtaining, maintaining, and protecting intellectual property; Alnylam’s ability to enforce its patents against infringers and to defend its patent portfolio against challenges from third parties; Alnylam’s ability to obtain additional funding to support its business activities; Alnylam’s dependence on third parties for development, manufacture, marketing, sales and distribution of products, including Alnylam’s partners for ALN-RSV01, Cubist and Kyowa Hakko Kirin; obtaining regulatory approval for products in different jurisdictions; competition from others using technology similar to Alnylam’s and others developing products for similar uses; Alnylam’s dependence on collaborators; and Alnylam’s short operating history; as well as those risks more fully discussed in the “Risk Factors” section of its most recent quarterly report on Form 10-Q on file with the Securities and Exchange Commission.  In addition, any forward-looking statements represent Alnylam’s views only as of today and should not be relied upon as representing its views as of any subsequent date.  Alnylam does not assume any obligation to update any forward-looking statements.

Cubist Forward-Looking Statement

This press release contains forward-looking statements, including statements regarding the advancement of the RSV program and Cubist and Alnylam’s plans to make decisions about the RSV program.  There are many factors that could cause actual results to differ materially from those in these forward-looking statements.  These factors include: the demonstrated clinical efficacy and safety of ALN-RSV01 or other RNAi therapeutics that are the subject of this collaboration as they relate to standards for regulatory approval and in comparison to competitive products; the difficulty drawing conclusions from the small sample size of patients in the Phase II study described in this press release; the difficulty drawing conclusions in light of the confounding differences in certain baseline characteristics between those patients taking ALN-RSV01 and those patients taking placebo in the Phase II study described in this press release; technical difficulties or excessive costs relating to the manufacture of ALN-RSV01 or other RNAi therapeutics that are the subject of this collaboration; obtaining, maintaining, and protecting intellectual property for the compounds that are the subject of the Cubist and Alnylam collaboration; and a variety of other risks common to our industry that may be encountered with respect to the development of ALN-RSV, including ongoing regulatory review, public and investment community perception of the industry, and legislative or regulatory changes.  Drug development involves a very high degree of risk.  Success of a product candidate in early stage clinical trials or pre-clinical trials does not mean that subsequent trials will also be successful or that the candidate will be successfully commercialized.  Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in Cubist’s most recent Form 10-Q filing with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in such filing.  These statements speak only as of the date of this release, and Cubist undertakes no obligation to update or revise these statements, except as may be required by law.

Cubist and CUBICIN are registered trademarks of Cubist Pharmaceuticals, Inc.

AstraZeneca and MERREM are registered trademarks of the AstraZeneca group of companies.